UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2012
Platinum Energy Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-176566 (Commission File Number)	27-3401355 (I.R.S. Employee Identification Number)

2100 West Loop South, Suite 1601
Houston, Texas 77027
(Address of Principal Executive Offices, including Zip Code)

Registrant's Telephone Number, including Area Code: 713-622-7731
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 11, 2012, the Audit Committee of the Board of Directors of Platinum Energy Solutions, Inc. (the “Company”), upon the recommendation of the Company's management and with the concurrence of the Company's independent registered public accounting firm, KPMG LLP, concluded that the previously issued financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 should no longer be relied upon due to an error in the presentation of operating and investing cash flows in the Company's Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2012.

The Company will restate its Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2012, to correct the amount of purchases of and deposits for property and equipment reflected in investing activities with an equal and offsetting correction to the changes in assets and liabilities in operating activities. These amounts were inadvertently overstated by approximately $26.9 million as they included amounts that were unpaid as of the end of the reporting period. The restatement will not impact the Company's previously reported net increase in cash and cash equivalents in its Condensed Consolidated Statement of Cash Flows or amounts reported in its Condensed Consolidated Statement of Comprehensive Loss for the quarter ended March 31, 2012 or the Company's Condensed Consolidated Balance Sheet as of March 31, 2012. The error was identified by the Company's management, subsequent to filing the Company's Form 10-Q for the quarter ended March 31, 2012, in the course of preparing certain historical financial statement analysis.

Management has concluded that the Company's disclosure controls and procedures, defined in Rules 13a-15(e) and 15-d-15(e) under the Securities Exchange Act of 1934, were not effective as of March 31, 2012. This conclusion is based on the existence of a material weakness in our internal control over financial reporting pertaining to the preparation and review of our statement of cash flows. The control deficiency related to a lack of proper training and knowledge of the preparer of the cash flow statement as it relates to the requirement to adjust the cash flows for amounts related to non-cash investing activity during the period. Furthermore, the primary financial reporting person responsible for the review of the statement of cash flows was not available during the preparation of the statement and the Company's monitoring controls did not operate at a sufficient level of precision to detect the error.

Management has since provided supplemental training to the financial reporting personnel as it relates to the preparation of the cash flow statement and formalized a step in the control process to address this issue and improve the effectiveness of the compilation of the statement of cash flows. In addition, management has enhanced its monitoring controls by adding a reconciliation control to further mitigate the detection risk. Management's review of the cause of the error is ongoing and further control enhancements may be necessary.

The Audit Committee has discussed the matters disclosed in this filing pursuant to Item 4.02(a) with management and with the Company's independent registered public accounting firm.

The Company plans to present the restated financial statement in an amendment to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which the Company expects to file promptly after this filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM ENERGY SOLUTIONS, INC.
Date: June 12, 2012	By:	/s/ JUSTIN W. BROWN
Name: Justin W. Brown
Title: Principal Accounting Officer